                                                                      EXHIBIT 11

                                                           THREE MONTHS ENDED
                                                                MARCH 31,
                                                          ---------------------
                                                             1997       1996
                                                          ---------- ----------
Diluted net income per share:
  Net income............................................. $3,110,000 $  997,000
  Average number of shares outstanding...................  7,570,000  2,954,429
  Net effect of dilutive stock options-based on treasury
   stock method using average market price...............    345,294          0
                                                          ---------- ----------
    Total average shares.................................  7,915,294  2,954,429
    Diluted net income per share......................... $     0.39 $     0.34
                                                          ========== ==========